Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-298983 Dated September 23, 2026 Fixed Income Investor Presentation September 2026

Disclaimers Forward Looking Statements This presentation and any other written or oral statements made by us from time to time may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward-looking statements include (i) statements of the Corporation’s goals, intentions, and expectations; (ii) statements regarding the Corporation’s business plan and growth strategies; (iii) statements regarding the asset quality of the Corporation’s loan and investment portfolios; and (iv) estimates of the Corporation’s risks and future costs and benefits. All forward-looking statements are subject to risks, uncertainties, and other factors, many of which are beyond our control, that may cause the actual results, performance, or achievements of the Corporation to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others: (i) fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations, and expense expectations; (ii) adverse changes in the economy, which might affect our business prospects and could cause credit-related losses and expenses; (iii) the impacts of epidemics, pandemics, or other infectious disease outbreaks; (iv) the impacts related to or resulting from recent bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; (v) adverse developments in our loan and investment portfolios; (vi) competitive factors in the banking industry, such as the trend towards consolidation in our market; (vii) changes in the banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like our affiliate bank; (viii) acquisitions of other businesses by us and integration of such acquired businesses; (ix) changes in market, economic, operational, liquidity, credit, and interest rate risks associated with our business; and (x) the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 25, 2026, and other factors discussed in the filings we make with the SEC. All forward-looking statements attributable to the Corporation are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, we disclaim any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise. There is no assurance that future results, levels of activity, performance, or goals will be achieved. Non-GAAP Financial Measures This presentation contains one or more non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles. We use such non-GAAP financial measures to provide meaningful supplemental information regarding our performance. We believe these non-GAAP financial measures and ratios are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP disclosures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. A reconciliation of any non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measure is included in the appendix at the end of this presentation. No Offer or Solicitation This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Corporation. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. These securities are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Corporation or passed on the adequacy or accuracy of this presentation. Any representation to the contrary is a criminal offense. The Corporation's subordinated notes are not a deposit account of its subsidiary bank and are not insured by the FDIC or any other governmental agency. Except as otherwise indicated, this presentation speaks as of the date hereof. Additional Information About the Offering of Debt Securities and Where to Find It The Corporation has filed a registration statement (including a prospectus) (File No. 333-298983) and a preliminary prospectus supplement with the Securities and Exchange Commission (the SEC ) for the offering of debt securities to which this presentation relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Corporation has filed with the SEC for more complete information about the Corporation and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Corporation, any underwriter or any dealer participating in the offering will arrange to send you copies of the prospectus and the preliminary prospectus supplement relating to the offering if you request it by calling the Company at 732‐590‐9300 or by contacting: Piper Sandler & Co. by email at fsg-dcm@psc.com. Third Party Sources Certain information contained in this presentation and oral statements made during this presentation relate to or are based upon publications and data obtained from third-party sources. While the Corporation believes these sources to be reliable as of the date of this presentation, the Corporation has not independently verified such information, and makes no representation as to its accuracy, adequacy, fairness or completeness. 2

Terms of the Planned Capital Raise Issuer First Merchants Corporation (NASDAQ: FRME) Security Subordinated Notes Due 2036 Rating Kroll: BBB Principal Amount $100 Million Type SEC Registered Term 10 Years Call Date 5 Years For general corporate purposes, including, but not limited to, Use of Proceeds repurchasing shares Sole Bookrunner Piper Sandler & Co. Co-Managers Keefe, Bruyette & Woods / Hovde Group / Brean Capital 3

Mark Executive Management Team Hardwick – 11/03/1997 Mark Hardwick Mike Stewart - 02/01/2008 FMB: Chief Executive Officer 1988 Banking Mark K. Hardwick currently serves as the Chief Executive Officer of First Merchants Corporation and First Merchants Bank. Mark joined First 28 Yrs Start Merchants in November of 1997 as Corporate Controller and was promoted to Chief Financial Officer in April of 2002. In 2016, Mark’s title expanded to include Chief Operating Officer, overseeing the leadership responsibilities for finance, operations, technology, risk, legal, and facilities for the John Martin – Banking: 12/31/2007 corporation. Prior to joining First Merchants Corporation, Mark served as a senior accountant with BKD, LLP in Indianapolis. 28 Yrs Mark is a graduate of Ball State University with a Master of Business Administration and Bachelor’s degree in Accounting. He is also a certified public Michele accountant and a graduate of the Stonier School of Banking. Kawiecki – 03/02/2015 Mike Stewart FMB: President 18 Yrs Mike Stewart currently serves as President for First Merchants Corporation and First Merchants Bank overseeing the Commercial, Private Wealth, and Consumer Lines of Business for the Bank. Mike joined the bank in 2008 as Chief Banking Officer. Prior to joining First Merchants, Mike spent 18 years with National City Bank in various commercial sales and credit roles. Mike has a Master of Business Administration from Butler Banking: University and a Bachelor’s degree in Finance from Millikin University. 37 Yrs John Martin FMB: Chief Credit Officer 18 Yrs John Martin currently serves as Executive Vice President and Chief Credit Officer of First Merchants Corporation overseeing the Commercial, Small Business and Consumer Credit functions, as well as Bank Operations and the Mortgage Line of Business. Prior to joining First Merchants, John spent 18 years with National City Bank in various sales and senior credit roles. John is a graduate of Indiana University where he earned a Banking: Bachelor of Arts in Economics. He also holds a Master of Business Administration in Finance from Case Western Reserve University. 36 Yrs Michele Kawiecki FMB: Chief Financial Officer 11 Yrs Michele Kawiecki currently serves as Executive Vice President and Chief Financial Officer for First Merchants Corporation and First Merchants Bank. Michele joined First Merchants in 2015 as Director of Finance. Prior to joining First Merchants, Michele spent 12 years with UMB Financial Corporation in Kansas City, Missouri having served as Senior Vice President of Capital Management and Assistant Treasurer; Director of Corporate Banking: Development and the Enterprise Project Management Office; and Chief Risk Officer. Prior to UMB, she worked for PriceWaterhouseCoopers LLP as 23 Yrs an Audit Manager. Michele earned both a Master of Science in Accounting and an Executive Master of Business Administration from the University of Missouri-Kansas City and a Bachelor’s degree in Accounting from Dakota Wesleyan University. 4

First Merchants Corporation (NASDAQ: FRME) Largest financial services holding company 1 headquartered in Central Indiana Financial Highlights as of 6/30/2026 Reported Adjusted $21.3 Billion YTD ROAA 0.69% 1.06% Total Assets 8.10% 12.23% YTD Return on TCE TCE/TA 8.99% $15.5 Billion Total Loans Market Cap $2.7B Dividend Yield 3.32% $16.8 Billion Total Deposits Price / Tangible Book 1.47x Price / LTM EPS 14.0x $6.7 Billion Price / 2027E EPS³ 9.3x 2 Assets Under Advisement 1 Reported values impacted by acquisition-related expenses and net loss on mortgage loan sale 2 Includes $4.4 billion in assets under management; excludes $0.3 billion in custody assets ³S&P Capital IQ Pro 2027E EPS based on median research analyst estimates; market data and estimates as of September 11, 2026 126 Banking Centers 5

Second Quarter Highlights ROA ROE & ROTCE 1 Net Income & EPS (Annualized) (Annualized) $43.5 Million 0.83% ROA 6.44% ROE 2 2 $0.70 Per Share 1.59% PTPP ROA 9.80% ROTCE 2 2 Adjusted ROA Adjusted ROE & ROTCE 1,2 Adjusted Net Income & EPS (Annualized) (Annualized) $46.4 Million 6.87% ROE 0.88% ROA $0.74 Per Share 10.42% ROTCE ▪ Reported EPS of $0.70 compared to $0.98 in 2Q25; excluding acquisition-related expenses ($3.8 million), adjusted EPS of 1,2 1,2 $0.74 compared to EPS of $0.98 in 2Q25 ▪ Earnings impacted by elevated provision of $33.0 million driven by two non-accrual commercial credits 2 ▪ Strong PTPP earnings of $84.6 million, with PTPP ROA of 1.59% and PTPP ROE of 12.52% 2 ▪ PTPP growth of $5.9 million, or 7.5% linked quarter ▪ Strong organic loan growth of $221.7 million, or 5.8% annualized ▪ Completed sale of mortgage loans with fair value of $271.1 million and weighted average rate of 3.43% ▪ Efficiency ratio of 55.11%; adjusted efficiency ratio of 53.22% when excluding acquisition-related expenses ▪ System integration of First Savings completed during the quarter ▪ Repurchased 336,145 shares totaling $13.4 million during the quarter ▪ Maintained a strong capital position with tangible common equity ratio of 8.99% and Common Equity Tier 1 Ratio of 11.16% 1 Net Income and EPS reported on a diluted basis and for common stockholders 2 See “Non -GAAP Financial Information” for reconciliation 6

Year to Date Highlights Reported ROE & ROTCE Reported ROA 1 Reported Net Income & EPS (Annualized) (Annualized) $71.2 Million 0.69% ROA 5.32% ROE 2 8.10% ROTCE 2 $1.15 Per Share 1.57% PTPP ROA 2 2 Adjusted ROA Adjusted ROE & ROTCE 1,2 Adjusted Net Income & EPS (Annualized) (Annualized) $109.5 Million 1.06% ROA 8.18% ROE $1.77 Per Share 12.23% ROTCE ▪ Reported EPS of $1.15 compared to $1.92 in prior year; excluding acquisition-related expenses ($20.8 million) and 1,2 1,2 the net loss on mortgage loans sold ($29.8 million), adjusted EPS of $1.77 compared to EPS of $1.92 in prior year 2 ▪ Strong PTPP earnings of $163.3 million, with PTPP ROA of 1.57% and PTPP ROE of 12.19% 2 ▪ PTPP growth of $25.1 million, or 18.2% year to date ▪ Efficiency ratio of 63.75%; adjusted efficiency ratio of 53.70% when excluding acquisition-related expenses and the mortgage loan reclassification ▪ Legal close of the acquisition of First Savings in Jeffersonville, Indiana on February 1, 2026 ▪ System integration completed in the second quarter 2026 ▪ Repurchased 976,631 shares totaling $38.3 million year to date 1 Net Income and EPS reported on a diluted basis and for common stockholders 2 See “Non -GAAP Financial Information” for reconciliation 7

Business Strategy Our strategy is to build on our Midwestern strength – grow organically through more and deeper relationships enhanced through smarter use of technology and customer-centric products. Commercial Banking Consumer Banking We deliver flexible solutions through a high-touch, We help personal banking clients and small business Strategy: Strategy: client-centric banking model supported by experienced owners prosper through a relationship-driven approach teams and accessible leadership, focusing on in- supported by strong digital capabilities and local market footprint relationships with Whole Bank potential. connectivity. Advantages: • Client-Centric Relationship Banking • Client-Centric Strategy Advantages: • Experienced, Aligned Teams • Community Engagement • Accessible Leadership • Career Development • Speed & Flexibility • Performance and Culture Mortgage Banking Private Wealth Advisors Differentiate First Merchants in the mortgage market Strategy: We partner with individuals, families and organizations Strategy: through a rewarding experience that attracts loyal clients to provide comprehensive solutions and personal service and high-performing talent, while driving net contribution in pursuit of a secure financial future and expanding household relationships across the bank. Advantages: • Scalable technology and relationship data integration • Industry-leading technology with robust digital solutions Advantages: • Proactive service and client advocacy leveraging • Leveraging self-sourced & internal referrals to unlock experience new opportunities • Delivering a comprehensive and coordinated client • Resilient through economic cycles experience • Products tailored to meet diverse customer needs • Connected and empowered resources in our communities 8

Business Highlights - Loans


Michigan
Monroe MSA Rank: 1
Detroit MSA Rank: 11
Deposits: $2.5B
Loans: $2.8B
Northwest Indiana
Lake County Rank: 5
Lafayette MSA Rank: 2
Deposits: $3.3B
Loans: $2.2B
Northeast Indiana
Muncie MSA Rank: 1
Ft Wayne MSA Rank: 5
Deposits: $4.7B
Loans: $2.1B
Indianapolis
Indianapolis MSA Rank:7
Deposits: $4.2B
Loans: $5.0B
Columbus
Columbus MSA Rank: 15
Deposits: $0.7B
Loans: $1.5B
Southern Indiana
Southern Indiana[3] Rank: 1
Deposits: $1.4B
Loans: $1.9B

MSA and County ranking data per FDIC
[1]Commercial includes Public Finance, Consumer includes Private Wealth and Mortgage. Growth annualized.
[2]Growth excluding loans acquired from First Savings and the mortgage loan sale
[3]Southern Indiana includes Indiana counties in which First Merchants operates: Clark, Crawford, Daviess, Floyd, Harrison, and Washington

First Merchants

Loan Growth Summary[1,2]

	2Q26 Balance ($B)	Growth
Commercial	11.9	5.8%
Consumer	3.6	5.8%
Total Loan Growth QTD		5.8%
Total Loan Growth YTD		2.9%

Commercial

- Strong Commercial growth during the quarter of ~$171 million, or 5.8% annualized growth
  - C&I growth of ~$113 million
    - Regional Banking growth of ~$66 million
    - CRE Owner Occupied growth of ~$34 million
  - IRE growth of ~$54 million
    - CRE Non-Owner Occupied growth of ~$80 million
    - Construction decline of ~$26 million
- Commercial pipelines remained strong at quarter end

Consumer

- Consumer growth during the quarter of ~$51 million, or 5.8% annualized
  - Residential Mortgage growth of ~$40 million, excluding loan sale
  - Home Equity growth of ~$14 million
- Consumer pipelines remained strong at quarter end

9

Business Highlights - Deposits


Michigan
Monroe MSA Rank: 1
Detroit MSA Rank: 11
Deposits: $2.5B
Loans: $2.8B
Northwest Indiana
Lake County Rank: 5
Lafayette MSA Rank: 2
Deposits: $3.3B
Loans: $2.2B
Northeast Indiana
Muncie MSA Rank: 1
Ft Wayne MSA Rank: 5
Deposits: $4.7B
Loans: $2.1B
Indianapolis
Indianapolis MSA Rank:7
Deposits: $4.2B
Loans: $5.0B
Columbus
Columbus MSA Rank: 15
Deposits: $0.7B
Loans: $1.5B
Southern Indiana
Southern Indiana³ Rank: 1
Deposits: $1.4B
Loans: $1.9B

MSA and County ranking data per FDIC
[1]Commercial includes Public Funds deposits and Consumer includes Private Wealth and Mortgage. Growth annualized.
[2]Growth excludes deposits acquired from First Savings
[3]Southern Indiana includes Indiana counties in which First Merchants operates: Clark, Crawford, Daviess, Floyd, Harrison, and Washington

Deposit Growth Summary[1]

	2Q26 Balance ($B)	Growth
Commercial	8.7	35.6%
Consumer	6.5	-12.5%
Total Deposit Growth QTD		6.5%
Total Deposit Growth YTD		-3.0%

Commercial

- Commercial deposit drivers were:
  - Core relationship balances increased ~$10 million
    - A client company sale resulted in large, temporary deposit of ~$355 million.
  - Public Funds balances had seasonal increases of ~$343 million

Consumer

- Consumer deposit drivers were:
  - Consumer non-maturity balances had seasonal declines of ~$208 million
  - Maturity balance declined ~$12 million
  - Private Wealth deposit declined ~$27 million

First Merchants

10

Second Quarter Financial Results

	($M except per share data)	For the Three Months Ended,					Variance Linked Quarter	% Variance Linked QTR-Annualized
		6/30/25	9/30/25	12/31/25	3/31/26	6/30/26		
	Balance Sheet & Asset Quality							
1.	Total Assets	$18,592.8	$18,811.6	$19,025.1	$21,072.5	$21,348.8	$276.3	5.2%
2.	Loans	13,325.5	13,614.4	13,811.8	15,261.9	15,530.7	268.8	7.0%
3.	Investments	3,381.0	3,382.4	3,378.6	3,309.9	3,292.1	(17.8)	-2.2%
4.	Deposits	14,797.6	14,870.0	15,294.9	16,485.6	16,753.4	267.8	6.5%
5.	Total Equity	2,348.0	2,412.4	2,466.7	2,672.6	2,697.2	24.6	3.7%
6.	TCE Ratio	8.92%	9.18%	9.38%	9.00%	8.99%	-0.01%	
7.	CET1 Ratio	11.35	11.34	11.70	11.22	11.16	-0.06	
8.	Total RBC Ratio	13.06	13.04	13.41	13.05	12.98	-0.07	
9.	ACL / Loans	1.47	1.43	1.42	1.39	1.56	0.17	
10.	NCOs / Avg Loans	0.07	0.15	0.18	0.27	0.10	-0.17	
11.	NPAs + 90PD / Assets	0.39	0.37	0.39	0.45	0.61	0.16	
	Summary Income Statement							
12.	Net Interest Income	$133.0	$133.7	$139.1	$151.3	$158.9	$7.6	5.0%
13.	Provision for Credit Losses	5.6	4.3	7.2	4.9	33.0	28.1	
14.	Noninterest Income	31.3	32.5	33.1	5.8	37.2	31.4	541.4%
15.	Noninterest Expense	93.6	96.6	99.5	125.1	115.3	(9.8)	-7.8%
16.	Pre-tax Income	65.1	65.3	65.5	27.1	47.8	20.7	76.4%
17.	Provision for Taxes	8.3	8.5	8.4	(1.1)	3.8	4.9	-445.5%
18.	Net Income	56.8	56.8	57.1	28.2	44.0	15.8	56.0%
19.	Preferred Stock Dividends	0.5	0.5	0.5	0.5	0.5	0.0	
20.	Net Income Available to Common Stockholders	56.3	56.4	56.6	27.7	43.5	15.8	57.0%
21.	ROAA	1.23%	1.22%	1.20%	0.55%	0.83%	0.28%	
22.	ROAE	9.63	9.51	9.23	4.17	6.44	2.27	
23.	ROTCE[1]	14.49	14.21	13.57	6.39	9.80	3.41	
24.	Net Interest Margin - FTE	3.25	3.24	3.29	3.35	3.38	0.03	
25.	Efficiency Ratio[1]	53.99	55.09	54.52	74.45	55.11	-19.34	
	Per Share							
26.	Earnings per Diluted Share	$0.98	$0.98	$0.99	$0.45	$0.70	$0.25	
27.	Tangible Book Value per Share[1]	27.90	29.08	30.18	29.34	29.80	0.46	
28.	Dividend per Share	0.36	0.36	0.36	0.36	0.37	0.01	
29.	Dividend Payout Ratio	36.7%	36.7%	36.4%	80.0%	52.9%	-27.1%	

2Q26 Highlights

- **Net interest income increased $7.6 million, or 5.0%,** benefiting from higher earning asset income
- **Net interest margin - FTE of 3.38%** increased 3 basis points over prior quarter
- **Noninterest income increased $1.6 million, or 4.4%,** excluding the $29.8 million loss on mortgage loans sold
- **Noninterest expense increased $3.3 million or 3.1%,** excluding acquisition costs
- **Positive linked-quarter operating leverage of 1.0%,** excluding non-recurring expenses and revenues
- **$29.80 Tangible Book Value per share, or 1.6% over prior quarter**

First Merchants

[1]See "Non-GAAP Financial Information" for reconciliation

11

Year to Date Financial Results

($M except per share data)	For the Six Months Ended June 30, 2024	2025	2026	Variance YOY	% Variance YOY
Balance Sheet & Asset Quality					
1. Total Assets	$18,303.4	$18,592.8	$21,348.8	$2,756.0	14.8%
2. Total Loans	12,671.9	13,325.5	15,530.7	2,205.2	16.5%
3. Investments	3,753.1	3,381.0	3,292.1	(88.9)	-2.6%
4. Deposits	14,569.1	14,797.6	16,753.4	1,955.8	13.2%
5. Total Equity	2,212.5	2,348.0	2,697.2	349.2	14.9%
6. TCE Ratio	8.27%	8.92%	8.99%	0.07%	
7. CET1 Ratio	11.02	11.35	11.16	-0.19	
8. Total RBC Ratio	12.95	13.06	12.98	-0.08	
9. ALLL / Loans	1.50	1.47	1.56	0.09	
10. NCOs / Avg Loans	0.67	0.11	0.19	0.08	
11. NPAs + 90PD / Assets	0.37	0.39	0.61	0.22	
Summary Income Statement					
12. Net Interest Income	$255.6	$263.3	$310.2	$46.9	17.8%
13. Provision for Credit Losses	26.5	9.8	37.9	28.1	
14. Noninterest Income	58.0	61.4	43.0	(18.4)	-30.0%
15. Noninterest Expense	188.3	186.5	240.4	53.9	28.9%
16. Pre-tax Income	98.8	128.4	74.9	(53.5)	-41.7%
17. Provision for Taxes	10.9	16.2	2.7	(13.5)	-83.3%
18. Net Income	87.9	112.2	72.2	(40.0)	-35.7%
19. Preferred Stock Dividends	1.0	1.0	1.0	0.0	
20. Net Income Available to Common Stockholders	86.9	111.2	71.2	(40.0)	-36.0%
21. ROAA	0.96%	1.22%	0.69%	-0.53%	
22. ROAE	7.82	9.51	5.32	-4.19	
23. ROTCE[1]	12.26	14.30	8.10	-6.20	
24. Net Interest Margin - FTE	3.13	3.23	3.36	0.13	
25. Efficiency Ratio[1]	56.47	54.26	63.75	9.49	
Per Share					
26. Earnings per Diluted Share	$1.48	$1.92	$1.15	($0.77)	
27. Tangible Book Value per Share[1]	25.10	27.90	29.80	1.90	
28. Dividend per Share	0.69	0.71	0.73	0.02	
29. Dividend Payout Ratio	46.6%	37.0%	63.5%	26.5%	

Year to Date Highlights

- **YTD results include First Savings operations since close on February 1 with system integration mid-May**
- **53.70% Adjusted Efficiency Ratio[1]**
- **Net interest income increase $46.9 million** benefiting from growth and lower deposit pricing
- **Net interest margin of 3.36%** was 13 basis points higher than prior YTD margin of 3.23%
- **Noninterest income increased $11.4 million**, excluding the $29.8 million loss on mortgage loans sold
- **Positive YTD year-over-year operating leverage of 0.7%,** excluding non-recurring expenses and revenues
- **Tangible Book Value per share totaled $29.80**, or 6.8% over prior year

First Merchants

[1]See "Non-GAAP Financial Information" for reconciliation

12

Investment Portfolio Highlights 2Q26 Investment Portfolio Composition Yield on Investments (%) / Total Investments ($B) Corporate Obligations 2% U.S. Agencies 11% Collateralized 2.67% 2.66% 2.64% 2.63% 2.63% Mortgage Obligations 5% $3.4 $3.4 $3.4 $3.3 $3.3 $3.3B Municipal Mortgage- 2Q25 3Q25 4Q25 1Q26 2Q26 Total Bonds Backed 58% Securities Investments ($B) Yield on Investments (%) 24% Highlights Investment Portfolio Gains / Losses ▪ Net unrealized AFS loss of $171.3 million ($190.6 M prior Q) ▪ Effective duration of 5.6 years ▪ Net unrealized HTM loss of $254.0 million ($276.8 M prior Q) ▪ Cash flow of $156.2 million through remainder of 2026 with a yield of ~2.69% ▪ AA rated municipal bond portfolio ▪ ~54% of portfolio classified as Held-to-Maturity 13

Loan Portfolio Highlights 2Q26 Loan Composition Highlights Construction Land & Land Development 5.6% Agricultural Land & Production 2.1% ▪ Portfolio composition is ~77% Commercial oriented Commercial Real Estate Non-Owner Occupied Public Finance/Other 21.1% Commercial 8.6% ▪ Total loan yield of 6.11% ▪ New/renewed loan yields averaged 6.28% for the quarter Residential $15.5B Mortgage Commercial Real Estate Owner-Occupied 15.2% Total 8.8% Commercial & Home Equity Industrial 7.2% 30.4% Other Consumer 1.0% Yield on Loans (%) / Total Loans ($B) 2Q26 Portfolio by Yield Type Total loan rate mix as of 2Q26 6.40% $0.7 $0.7 6.32% • $10.8 billion variable rate 6.32% $0.4 6.11% $0.7 6.09% $0.9 $0.7 • $4.7 billion fixed rate Other Variable SOFR-Based Rates 12% 46% Prime-Based $13.3 $13.6 $13.8 $15.3 $15.5 11% 2Q25 3Q25 4Q25 1Q26 2Q26 Total Loans ($B) Yield on Loans (%) Fixed Rate 31% 14

Allowance for Credit Losses - Loans 2Q26 Allowance for Credit Losses – Loans ($M) Highlights ▪ $33.0 million Q2 Provision; includes $29.7 million of specific reserves for two commercial credits 1.56% 1.47% ▪ The reserve for unfunded commitments totals 1.43% 1.42% 1.39% $18.5 million and is recorded in Other Liabilities $195.3 $194.5 $195.6 $212.5 $241.6 2Q25 3Q25 4Q25 1Q26 2Q26 Allowance Allowance to Loans Change in ACL – Loans ($ Thousands) $241,615 $37,900 $22,279 $14,161 $192,757 $18,410 $21,250 $195,597 ACL - Loans Net Charge- Provision ACL - Loans First Savings Net Charge- Provision ACL - Loans 12/31/2024 offs 2025 2025 12/31/2025 Credit offs 2026 YTD 2026 YTD 6/30/2026 Discount Increase Decrease 15

Deposit Portfolio Highlights 2Q26 Deposit Composition Highlights 1 Brokered Certificates of Deposit▪ Very granular with average deposit account balance of 3% Certificates & Time Deposits < $100k $39,000 4% ▪ Strong core deposit base Certificates & Time Deposits > $100k 2 • 91% core deposits 6% • 23% noninterest bearing Demand $16.8B Deposits ▪ Insured 70.5% / Uninsured 29.5% 51% Total Savings Deposits 36% Cost of Total Deposits (%) / Total Deposits ($B) 2.44% 2.32% 2.30% 2.09% 2.07% $14.8 $14.9 $15.3 $16.5 $16.8 2Q25 3Q25 4Q25 1Q26 2Q26 Total Deposits ($B) Cost of Total Deposits (%) 1 Total brokered deposits of $1.3 billion, which includes brokered CDs of $419 million 2 Defined as total deposits less time deposits > $100k 16

Net Interest Margin 2Q25 3Q25 4Q25 1Q26 2Q26 1. Net Interest Income - FTE ($millions) $ 139.2 $ 139.9 $ 1 45.3 $ 157.7 $ 1 65.3 2. Fair Value Accretion $ 1.0 $ 0.9 $ 1.0 $ 2.8 $ 3.7 1 3. Adjusted Net Interest Income - FTE $ 138.2 $ 1 39.0 $ 1 44.3 $ 154.9 $ 1 61.6 4. Tax Equivalent Yield on Earning Assets 5.50% 5.58% 5.52% 5.41% 5.46% 5. Interest Expense/Average Earning Assets 2.25% 2.34% 2.23% 2.06% 2.08% 6. Net Interest Margin - FTE 3.25% 3.24% 3.29% 3.35% 3.38% 7. Fair Value Accretion Effect 0.03% 0.02% 0.02% 0.06% 0.08% 1 8. Adjusted Net Interest Margin 3.22% 3.22% 3.27% 3.29% 3.30% 1 Adjusted for Fair Value Accretion 3.38% 3.35% 3.29% 3.25% 3.24% $139.2 $139.9 $145.3 $157.7 $165.3 $105.1 $109.2 $110.0 $105.1 $107.0 $110.0 $109.2 $106.9 $107.0 $97.8 $97.1 $97.3 $107.0 $105.1 $97.3 2Q25 3Q25 4Q25 1Q26 2Q26 Net Interest Income - FTE ($millions) Net Interest Margin - FTE $105.1 17

Noninterest Income Highlights 1 2Q26 Noninterest Income Detail ($M) Noninterest Income Trends Fee Income / Revenue Service Charges $9.4 19.1% 18.9% 18.7% 25% 18.4% 18.4% Card Payment Fees 1 Excludes $29.8 million net loss on mortgage loans reclassified to held for sale in 1Q26 $5.5 Gain on Sale 15% $37.2M of Loans $7.8 Customer-Related Fees ($M) Derivative Hedge Fees 21% Total $1.1 3% $34.3 BOLI $2.3 $2.0 $31.7 6% $30.0 $1.1 Wealth Management $29.4 $29.3 Other Customer Fees $5.5 $9.6 $1.4 $1.2 $1.5 $0.9 26% $5.3 Other 2% $0.6 $5.3 $4.9 $5.0 2% $9.4 $9.0 $8.6 $8.7 $8.9 Highlights ▪ Noninterest income increased $1.6 million when excluding the $7.8 $6.5 $5.4 $5.9 $5.0 $29.8 million loss on mortgage loans recorded in prior quarter. ▪ Customer-related fees increased $2.6 million driven by higher $9.8 $9.6 gain on sales of loans and derivative hedge fees, which was $9.2 $8.9 $8.8 offset by a $1.1 million decline in BOLI income. 2Q25 3Q25 4Q25 1Q26 2Q26 Wealth Gain on Service Card Other Customer Fees Management Sale of Loans Charges Payment Fees 18

Noninterest Expense Highlights 2Q26 Noninterest Expense Detail Noninterest Expense Trends ($M) 74.45% Efficiency Ratio Net Occupancy & Equipment Outside Data Processing $16.8 $8.0 1 7% 55.09% 54.65% 55.11% 15% 53.99% Professional & Other Outside Services $5.0 1 1 54.56% 54.52% 54.21% 1 4% 53.22% Intangible Asset Amortization $115.3M $2.7 2 $125.1M 2% Marketing $2.4 Total 2 2% $115.3M 3 $111.5M FDIC Expense Other $4.4 $10.2 $32.4 4% 9% $99.5M $24.7 Salary & Benefits $96.6M $22.6 $65.8 $93.6M 57% $18.8 $7.2 $18.2 $8.0 $7.9 $18.2 $16.1 $7.5 Highlights $7.0 $16.8 $15.8 $7.1 $14.9 $14.1 ▪ 2Q26 included acquisition costs of $3.8 million. Adjusted $13.8 noninterest expense increased $3.3 million over prior quarter driven by higher salaries and benefits, marketing $69.4 $65.8 $65.2 expense and processing fees. $58.3 $57.3 $54.5 2Q25 3Q25 4Q25 1Q26 2Q26 2Q26 Adjusted Salary & Net Occupancy & Outside Other Benefits Equipment Data Processing 1 3Q25, 4Q25, 1Q26, and 2Q26 Efficiency Ratios excluding non-core expenses and mortgage loan sale, see -GA “AN P on Financial Information” for reconciliation 2 Includes acquisition-related expenses of $17.0 million in 1Q26 and $3.8 million in 2Q26 3 Excludes acquisition-related expenses of $3.8 million in 2Q26 19

Capital Ratios Tangible Common Equity Ratio Highlights ▪ Repurchased 336,145 shares totaling $13.4 million during the 9.38% 9.18% 9.00% quarter 8.99% 8.92% 9.57% ▪ Repurchased 976,631 shares totaling $38.3 million year to date 9.31% 9.31% ▪ Common dividend payout ratio target range of 30-35% 9.65% ▪ On June 24, 2026, the Board approved a stock repurchase 9.31% 9.57% 9.65% 9.31% program for up to 3.125 million shares, subject to a $100.0 9.57% million aggregate limit. Since June 30, 2026, approximately 285,000 shares, or $12.0 million, have been repurchased 2Q25 3Q25 4Q25 1Q26 2Q26 under the program as of September 11, 2026. TCE Ratio Target TCE (8.00%) Common Equity Tier 1 Ratio Total Risk-Based Capital Ratio a o arget a o a o arget a o 20

Loan Portfolio Insights

Commercial

C&I


Manufacturing
20.4%
Finance & Insurance
12.2%
Other Admin Services
11.3%
Wholesale Trade
10.5%
Professional Service
5.9%
Retail Trade
5.7%
Specialty Trade
4.8%
Investment CRE
4.5%
Construction
3.7%
Transportation & Warehouse
3.6%
Top Industries
% of C&I loans

C&I includes commercial and industrial, sponsor and owner-occupied real estate loans

- **Line utilization 49.7% from 51.0% 1Q26**
- **Shared National Credits:**
  - $1.1 billion to 92 borrowers, $11.5 million average balance
  - Shared National Credits are in-market and relationship based
- **Sponsor Finance:**
  - $844.8 million to 96 companies in diverse industries, $8.8 million average balance
  - Senior Debt/Adj. EBITDA < 3.0X ~84%
  - Total Debt/Adj. EBITDA < 4.0X ~66%
  - FCCR > 1.50X ~70%
- **NDFI Exposure:**
  - $236.7 million majority comprised of in-market finance companies

CRE

CRE & Construction to Total Loans:


$15.5B
Total Loans
Retail, 6.0%
Multi-Family, 4.9%
Industrial, 3.1%
Warehouse, 2.2%
Office, 1.7%
Other, 3.2%
Construction, 5.6%
Non CRE Loans, 73.3%

- **Largest CRE Property Type is Retail $933 million**
- **Construction Finance:**
  - $709.5 million CRE Construction[1]
  - $164.9 million Resi. Real Estate Construction
- **CRE concentration levels well below internal limits:**

CRE Construction:	38.2% / 100%[2]
CRE Total:	181.1% / 300%[2]

First Merchants

[1]Includes Construction, Land, & Land Development
[2]Measures loans as a percentage of the Bank's total regulatory capital which is used by regulators to assess CRE exposure.

21

Asset Quality Asset Quality Trends ($M) 2Q26 Highlights 2Q25 3Q25 4Q25 1Q26 2Q26 Asset Quality: 1. Non-Accrual Loans $ 67.4 $ 65.7 $ 71.8 $ 89.6 $ 118.2 ▪ Impacted by two new non-accruals: 2. Other Real Estate 0 .2 1.3 0 .7 1 .3 1 .6 • $28.1 million – Authorized Wireless 3. 90PD Loans 4 .4 1.9 2.0 4.0 9.7 Retailer 4. NPAs + 90PD $ 72.0 $ 6 8.9 $ 7 4.5 $ 9 4.9 $ 129.5 • $13.7 million – Commercial & Residential Roofing Contractor 5. NPAs + 90PD / Loans 0.54% 0.51% 0.54% 0.62% 0.83% and ORE • Associated reserves of $29.7 million 6. Classified Loans $ 373.5 $ 344.3 $ 353.0 $ 357.1 $ 393.3 7. Classified Loans / Loans 2.80% 2.53% 2.56% 2.34% 2.53% 8. Net Charge-offs (QTD) $ 2.3 $ 5.2 $ 6.0 $ 10.3 $ 3.9 9. QTD NCO / Avg. Loans 0.07% 0.15% 0.18% 0.27% 0.10% (Annualized) 22

Nonperforming Assets Nonperforming Assets Roll Forward ($M) 2Q26 Highlights 2Q25 3Q25 4Q25 1Q26 2Q26 Nonperforming Migration: 1. Beginning Balance NPAs + 90PD $ 9 1.2 $ 7 2.0 $ 68.9 $ 7 4.5 $ 94.9 Non-Accrual ▪ New non-accruals primarily driven by 2. Add: New Non-Accruals 21.9 15.5 22.8 46.1 5 3.6 two additions. 3. Less: To Accrual or Payoff (32.0) (9.4) (9.1) (16.6) (17.7) 4. Less: To OREO (0.2) (1.3) (0.3) (0.5) (1.1)▪ Non-accruals to accrual or pay-off 5. Less: Charge-offs (4.2) (6.5) (7.3) (11.2) (6.2) totaled $17.7 million. 6. Non-Accrual Loans Change (14.5) (1.7) 6.1 17.8 28.6 Other Real Estate Owned (ORE) 7. Add: New ORE Properties 0.2 1 .3 0 .3 1 .3 1 .1 8. Less: ORE Sold (5.0) (0.2) (0.9) (0.7) (0.8) 9. Less: ORE Losses (write-downs) - - - - - 10. ORE Change (4.8) 1 ..1 (0.6) 0 .6 0 .3 11. 90PD Change 0.1 (2.5) 0.1 2 .0 5 .7 12. NPAs + 90PD Change (19.2) (3.1) 5.6 20.4 34.6 13. Ending Balance NPAs + 90PD $ 72.0 $ 68.9 $ 7 4.5 $ 9 4.9 $ 129.5 23

Track Record of Shareholder Value 1 1 Diluted Earnings per Share Tangible Book Value per Share $32.49 $31.98 CAGR 2015-2025: 8.5% CAGR 2015-2025: 7.5% $30.02 1 Adjusted CAGR 8.5% $27.98 $25.42 $24.09 $22.64 $3.88 $3.81 $3.81 $3.73 $21.24 $3.41 $19.24 $3.22 $3.19 $16.78 $15.83 $2.74 $14.38 $2.12 3 $1.77 $1.98 $1.72 $14.68 $15.85 $16.96 $19.12 $21.94 $24.27 $25.21 $21.45 $25.06 $26.78 $30.18 $29.80 $1.15 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD'26 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD'26 2 TBVPS TBVPS Without AFS OCI 1 Return on Tangible Common Equity Dividends per Share CAGR 2015-2025: 13.3% 18.77% 18.12% $1.43 $1.39 $1.34 16.76% $1.25 16.17% 15.81% $1.13 $1.04 14.08% $1.00 13.71% 13.29% 13.26% 3 12.47% $0.84 12.23% 12.21% $0.73 $0.69 $0.54 $0.41 8.10% 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD'26 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 YTD'26 1 See “Non-GAAP Financial Information” for reconciliation 2 Tangible book value per share excluding unrealized gain/loss in available for sale securities. 3 Adjusted for acquisition-related expenses and loss on mortgage loan sale 24

History of Organic and Whole Bank Acquisition Growth Total Assets ($B) Growth Supplemented Through Periodic Bank Acquisitions $21.3 ✓ Experienced Acquirer ✓ Expanded in Current High-Growth Markets $19.0 ✓ Added to Franchise with Stable Deposit Gathering $18.3 $18.3 $17.9 Markets $15.5 $14.1 $12.5 $9.9 $9.4 $7.2 $6.8 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2Q26 2015 2019 2026 ($2.5 B) ($138 M) Cooper State Bank Monroe ($483 M) Bank & Trust Ameriana Bank ($1.3 B) 2017 2022 ($309 M) Arlington Bank iAB Financial ($2.5 B) Bank ($1.1 B) 25

Vision for the Future Vision: To enhance the financial wellness of the diverse communities we serve. To be the most attentive, knowledgeable, and high-performing bank for our clients, Mission: teammates, and shareholders. Our strategy is to build on our Midwestern strength—growing organically through more and Corporate deeper relationships enhanced through smarter use of technology and customer-centric Strategy: products. Strategic Imperatives Financial Objective Businesses Sharpening their Advantage through Focus on: Maintain top-quartile financial results Accelerated PEOPLE supported by leading Growth through Organic governance, risk and Targeted Growth CLIENTS compliance practices Acquisitions to ensure long-term PRODUCTS sustainability TECHNOLOGY 26

APPENDIX

Loan Portfolio Loan Portfolio Trends ($M) Year End Trends 2Q25 3Q25 4Q25 1Q26 2Q26 2023 2024 2025 1. C&I - Regional Banking $ 3,574 $ 3,694 $ 3 ,837 $ 4,046 $ 4,112 $ 2,876 $ 3 ,349 $ 3,837 2. C&I - Sponsor Finance 867 911 898 832 845 795 766 898 3. CRE Owner Occupied 1,227 1,232 1,237 1,335 1,369 1,162 1,158 1,237 4. Total C&I Loans 5,668 5,837 5,972 6,213 6,326 4,833 5,273 5,972 5. Construction/Land/Land Dev. 836 789 805 900 874 958 792 805 6. CRE Non-Owner Occupied 2,171 2,305 2,339 3,192 3,272 2,401 2,274 2,339 7. Total CRE NOO Loans 3,007 3,094 3,144 4,092 4,146 3,359 3,066 3,144 8. Agricultural 265 276 283 311 323 263 256 283 9. Public Finance/Other Commercial 1,145 1,146 1,107 1,114 1,106 956 1,059 1,107 10. Total Commercial Loans 10,085 10,353 10,506 11,730 11,901 9,411 9,654 10,506 11. Residential Mortgage 2,426 2,436 2,440 2,274 2,361 2,304 2,389 2,440 12. Home Equity 674 687 711 1,105 1,119 618 660 711 13. Other Consumer 141 139 155 153 150 172 170 155 14. Total Resi Mortgage & Consumer 3,241 3,262 3,306 3,532 3,630 3,094 3,219 3,306 15. Total Loans $ 13,326 $ 13,615 $ 13,812 $ 15,262 $ 15,531 $ 12,505 $ 12,873 $ 13,812 28

Non-GAAP Financial Measures – Reconciliation

ADJUSTED NET INCOME AND DILUTED EARNINGS PER COMMON SHARE

(Dollars and Shares Outstanding in Thousands, Except Per Share Amounts)	2Q25	3Q25	4Q25	1Q26	2Q26	6/30/24 YTD	6/30/25 YTD	6/30/26 YTD
Net Income Available to Common Stockholders (GAAP)	$ 56,363	$ 56,297	$ 56,596	$ 27,687	$ 43,511	$ 86,928	$ 111,233	$ 71,198
Adjustments:								
Net realized losses on sales of available for sale securities	1	-	-	-	-	51	8	-
Net loss on mortgage loans reclassified to held for sale	-	-	-	29,755	-			29,755
Acquisition-related expenses	-	276	524	16,968	3,830	-	-	20,798
Non-core expenses[1,2,3]	-	633	(743)	-	-	3,481	-	-
Tax on adjustments	-	(220)	53	(11,279)	(925)	(860)	(2)	(12,204)
Adjusted Net Income Available to Common Stockholders (non-GAAP)	$ 56,364	$ 56,986	$ 56,430	$ 63,131	$ 46,416	$ 89,600	$ 111,239	$ 109,547
Average Diluted Common Shares Outstanding	57,773	57,448	57,442	61,008	62,574	58,800	58,005	61,795
Diluted Earnings Per Common Share (GAAP)	$ 0.98	$ 0.98	$ 0.99	$ 0.45	$ 0.70	$ 1.48	$ 1.92	$ 1.15
Adjustments:								
Net realized losses on sales of available for sale securities	-	-	-	-	-	-	-	-
Net loss on mortgage loans reclassified to held for sale	-	-	-	0.49	-	-	-	0.48
Acquisition-related expenses	-	-	-	0.28	0.06	-	-	0.34
Non-core expenses[1,2,3]	-	0.01	(0.01)	-	-	0.06	-	-
Tax on adjustments	-	-	-	(0.19)	(0.02)	(0.01)	-	(0.20)
Adjusted Diluted Earnings Per Common Share (non-GAAP)	$ 0.98	$ 0.99	$ 0.98	$ 1.03	$ 0.74	$ 1.53	$ 1.92	$ 1.77

[1]Non-core expenses in 3Q25 included $0.6 million of severance costs
[2]Non-core expenses in 4Q25 included a $0.7 million reduction in the FDIC special assessment
[3]Non-core expenses in 6/30/24 YTD includes $1.1 million from the FDIC special assessment and $2.4 million from the digital platform conversion costs

First Merchants.

29

Non-GAAP Financial Measures – Reconciliation PRE-TAX, PRE-PROVISION ( PTPP ) EARNINGS, AS ADJUSTED 2Q25 3Q25 4Q25 1Q26 2Q26 6/30/24 YTD 6/30/25 YTD 6/30/26 YTD (Dollars in Thousands, Except Per Share Amounts) Net Interest Income (GAAP) $ 133,014 $ 133,665 $ 139,064 $ 151,303 $ 158,941 $ 255,634 $ 263,284 $ 310,244 Noninterest Income (GAAP) 31,303 32,477 33,106 5,829 37,156 57,972 61,351 42,985 Total Revenue 164,317 166,142 172,170 157,132 196,097 313,606 324,635 353,229 Less: Noninterest Expense (GAAP) (93,598) (96,561) (99,522) (125,145) (115,347) (188,347) (186,500) (240,492) Add: Net Realized Losses on Sales of Available for Sale Securities 1 - - - - 51 8 - Add: Net loss on mortgage loans reclassified to held for sale - - - 29,755 - - - 29,755 Add: Acquisition-Related Expenses (non-GAAP) - 276 524 16,968 3,830 - - 20,798 1,2,3 Add: Non-core Expenses (non-GAAP) - 633 (743) - - 3,481 - - Pre-Tax, Pre-Provision Earnings (non-GAAP) $ 70,720 $ 70,490 $ 72,429 $ 78,710 $ 84,580 $ 128,791 $ 138,143 $ 163,290 Average Assets (GAAP) $ 1 8,508,785 $ 18,637,581 $ 19,039,989 $ 20,407,523 $ 2 1,253,171 $ 18,381,340 $ 18,425,723 $ 20,832,683 Average Equity (GAAP) $ 2 ,340,010 $ 2 ,367,971 $ 2,452,005 $ 2,655,756 $ 2,702,249 $ 2 ,222,750 $ 2 ,340,440 $ 2,679,131 PTPP/Average Assets (PTPP ROA) 1.53% 1.51% 1.52% 1.54% 1.59% 1.40% 1.50% 1.57% PTPP/Average Equity (PTPP ROE) 12.09% 11.91% 11.82% 11.86% 12.52% 11.59% 11.80% 12.19% 1 Non-core expenses in 3Q25 included $0.6 million of severance costs 2 Non-core expenses in 4Q25 included a $0.7 million reduction in the FDIC special assessment 3 Non-core expenses in 6/30/24 YTD includes $1.1 million from the FDIC special assessment and $2.4 million from the digital platform conversion costs 30

Non-GAAP Financial Measures – Reconciliation NET INTEREST MARGIN ( NIM ), ADJUSTED 2Q25 3Q25 4Q25 1Q26 2Q26 6/30/24 YTD 6/30/25 YTD 6/30/26 YTD (Dollars in Thousands) Net Interest Income (GAAP) $ 133,014 $ 133,665 $ 139,064 $ 151,303 $ 158,941 $ 255,634 $ 263,284 $ 310,244 Fully Taxable Equivalent ( FTE ) Adjustment 6,199 6,209 6,185 6,394 6,391 11,655 12,326 12,785 Net Interest Income (FTE) (non-GAAP) 139,213 139,874 145,249 157,697 165,332 267,289 275,610 323,029 Average Earning Assets (GAAP) $ 1 7,158,984 $ 17,282,901 $ 17,648,233 $ 18,842,984 $ 19,583,204 $ 1 7,068,917 $ 17,060,278 $ 19,215,138 Net Interest Margin (GAAP) 3.10% 3.09% 3.15% 3.21% 3.25% 3.00% 3.09% 3.23% FTE Adjustment 0.15% 0.15% 0.14% 0.14% 0.13% 0.13% 0.14% 0.13% Net Interest Margin (FTE) (non-GAAP) 3.25% 3.24% 3.29% 3.35% 3.38% 3.13% 3.23% 3.36% 31

Non-GAAP Financial Measures – Reconciliation EFFICIENCY RATIO 2Q25 3Q25 4Q25 1Q26 2Q26 6/30/24 YTD 6/30/25 YTD 6/30/26 YTD (Dollars in Thousands) Noninterest Expense (GAAP) $ 93,598 $ 9 6,561 $ 9 9,522 $ 125,145 $ 1 15,347 $ 188,348 186,500 240,492 Less: Intangible Asset Amortization (1,505) (1,499) (1,498) (2,302) (2,706) (3,728) (3,031) (5,008) Less: OREO and Foreclosure Expenses (29) (121) (775) (1,100) (1,052) (907) (629) (2,152) Adjusted Noninterest Expense (non-GAAP) 9 2,064 94,941 97,249 121,743 1 11,589 183,713 182,840 233,332 Net Interest Income (GAAP) 133,014 1 33,665 139,064 151,303 158,941 255,634 263,284 3 10,244 Plus: Fully Taxable Equivalent Adjustment 6 ,199 6 ,209 6,185 6 ,394 6,391 1 1,655 1 2,326 12,785 Net Interest Income on a Fully Taxable Equivalent Basis (non-GAAP) 1 39,213 139,874 145,249 157,697 165,332 2 67,289 275,610 323,029 Noninterest Income (GAAP) 3 1,303 3 2,477 33,106 5 ,829 37,156 57,972 61,351 42,985 Less: Investment Securities (Gains) Losses 1 - - - - 51 8 - Adjusted Noninterest Income (non-GAAP) 3 1,304 3 2,477 33,106 5 ,829 3 7,156 58,023 61,359 4 2,985 Adjusted Revenue (non-GAAP) 1 70,517 172,351 178,355 163,526 202,488 325,312 336,969 3 66,014 Efficiency Ratio (non-GAAP) 53.99% 55.09% 54.52% 74.45% 55.11% 56.47% 54.26% 63.75% Adjusted Noninterest Expense (non-GAAP) 92,064 94,941 9 7,249 1 21,743 111,589 183,713 182,840 233,332 Acquisition-related expenses - (276) (524) (16,968) (3,830) - - (20,798) 1,2,3 Non-core expenses - (633) 743 - - (3,481) - - Adjusted Noninterest Expense Excluding Non-Core Expenses (non-GAAP) 92,064 9 4,032 97,468 1 04,775 107,759 1 80,232 1 82,840 212,534 Adjusted Revenue (non-GAAP) 170,517 172,351 1 78,355 1 63,526 202,488 325,312 336,969 366,014 Add: Net loss on mortgage loans reclassified to held for sale - - - 29,755 - - - 29,755 Adjusted Revenue Excluding Net loss on mortgage loans reclassified to held for sale (non-GAAP) 1 70,517 172,351 178,355 193,281 2 02,488 325,312 336,969 395,769 Adjusted Efficiency Ratio (non-GAAP) 53.99% 54.56% 54.65% 54.21% 53.22% 55.40% 54.26% 53.70% 1 Non-core expenses in 3Q25 included $0.6 million of severance costs 2 Non-core expenses in 4Q25 included a $0.7 million reduction in the FDIC special assessment 3 Non-core expenses in 6/30/24 YTD includes $1.1 million from the FDIC special assessment and $2.4 million from the digital platform conversion costs 32

Non-GAAP Financial Measures – Reconciliation 2Q24 2Q25 3Q25 4Q25 1Q26 2Q26 Total Risk-Based Capital Ratio (dollars in thousands) Total Stockholders' Equity (GAAP) 2,212,525 2 ,347,952 2,412,402 2,466,667 2,672,565 2 ,697,177 1 Adjust for Accumulated Other Comprehensive Loss 2 11,979 189,975 1 55,864 130,135 148,861 1 33,593 Less: Preferred Stock (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) Add: Qualifying Capital Securities 25,000 25,000 2 5,000 25,000 25,000 2 5,000 Less: Disallowed Goodwill and Intangible Assets (728,321) (723,067) (721,865) (720,688) (812,321) (815,322) Less: Disallowed Deferred Tax Assets (282) (473) (418) (97) (4,208) (3,743) Total Tier 1 Capital (Regulatory) $ 1 ,695,776 $ 1,814,262 $ 1 ,845,858 $ 1,875,892 $ 2,004,772 $ 2 ,011,580 Qualifying Subordinated Debentures 7 8,236 47,439 47,499 4 7,559 7 6,338 7 6,409 Allowance for Loan Losses includible in Tier 2 Capital 189,697 197,336 200,885 1 97,837 2 20,636 2 22,951 Total Risk-Based Capital (Regulatory) $ 1 ,963,709 $ 2,059,037 $ 2 ,094,242 $ 2 ,121,288 $ 2,301,746 $ 2 ,310,940 Net Risk-Weighted Assets (Regulatory) $ 1 5,161,104 $ 1 5,771,275 $ 1 6,059,891 $ 15,813,198 $ 1 7,640,901 $ 1 7,804,188 Total Risk-Based Capital Ratio (Regulatory) 12.95% 13.06% 13.04% 13.41% 13.05% 12.98% Common Equity Tier 1 Capital Ratio Total Tier 1 Capital (Regulatory) $ 1,695,776 $ 1 ,814,262 $ 1,845,858 $ 1 ,875,892 $ 2,004,772 $ 2,011,580 Less: Qualified Capital Securities (25,000) (25,000) (25,000) (25,000) (25,000) (25,000) Common Equity Tier 1 Capital (Regulatory) $ 1 ,670,776 $ 1 ,789,262 $ 1 ,820,858 $ 1 ,850,892 $ 1 ,979,772 $ 1 ,986,580 Net Risk-Weighted Assets (Regulatory) $ 15,161,104 $ 1 5,771,275 $ 16,059,891 $ 15,813,198 $ 17,640,901 $ 1 7,804,188 Common Equity Tier 1 Capital Ratio (Regulatory) 11.02% 11.35% 11.34% 11.70% 11.22% 11.16% 1 Includes net unrealized gains or losses on securities available for sale and amounts resulting from the application of the applicable accounting guidance for defined benefit and other postretirement plans. 33

Non-GAAP Financial Measures – Reconciliation TANGIBLE COMMON EQUITY RATIO 2Q24 2Q25 3Q25 4Q25 1Q26 2Q26 Tangible Common Equity Ratio (dollars in thousands) Total Stockholders' Equity (GAAP) $ 2 ,212,525 $ 2,347,952 $ 2 ,412,402 $ 2,466,667 $ 2,672,565 $ 2 ,697,177 Less: Preferred Stock (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) Less: Intangible Assets (735,373) (728,799) (727,300) (725,802) (824,467) (827,158) Tangible Common Equity (non-GAAP) $ 1 ,452,027 $ 1,594,028 $ 1,659,977 $ 1,715,740 $ 1,822,973 $ 1 ,844,894 Total Assets (GAAP) $ 1 8,303,423 $ 18,592,777 $ 18,811,629 $ 19,025,101 $ 21,072,521 $ 21,348,765 Less: Intangible Assets (735,373) (728,799) (727,300) (725,802) (824,467) (827,158) Tangible Assets (non-GAAP) $ 1 7,568,050 $ 17,863,978 $ 1 8,084,329 $ 1 8,299,299 $ 20,248,054 $ 2 0,521,607 Tangible Common Equity Ratio (non-GAAP) 8.27% 8.92% 9.18% 9.38% 9.00% 8.99% TANGIBLE COMMON EQUITY PER SHARE 4Q15 4Q16 4Q17 4Q18 4Q19 4Q20 4Q21 4Q22 Tangible Common Equity Per Share (dollars in thousands) Total Stockholders' Equity (GAAP) $ 8 50,509 $ 9 01,657 $ 1 ,303,463 $ 1 ,408,260 $ 1 ,786,437 $ 1 ,875,645 $ 1 ,912,571 $ 2 ,034,770 Less: Preferred Stock (125) (125) (125) (125) (125) (125) (125) (25,125) Less: Intangible Assets (259,764) (258,866) (476,503) (469,784) (578,881) (572,893) (570,860) (747,844) Tax Benefit 6 ,278 5 ,930 6,788 5,017 7,257 5,989 4,875 7,702 Tangible Common Equity, Net of Tax (non-GAAP) $ 596,898 $ 648,596 $ 833,623 $ 9 43,368 $ 1 ,214,688 $ 1 ,308,616 $ 1,346,461 $ 1,269,503 Common Shares Outstanding 4 0,664,258 40,912,697 4 9,158,238 49,349,800 5 5,368,482 53,922,359 53,410,411 5 9,170,583 Tangible Common Equity per Share (non-GAAP) $ 14.68 $ 15.85 $ 1 6.96 $ 19.12 $ 21.94 $ 24.27 $ 25.21 $ 2 1.45 4Q23 4Q24 2Q25 3Q25 4Q25 1Q26 2Q26 Tangible Common Equity Per Share (dollars in thousands) Total Stockholders' Equity (GAAP) $ 2 ,247,713 $ 2,304,983 $ 2 ,347,952 $ 2,412,402 $ 2 ,466,667 $ 2 ,672,565 $ 2,697,177 Less: Preferred Stock (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) Less: Intangible Assets (739,101) (731,830) (728,799) (727,300) (725,802) (824,467) (827,158) Tax Benefit 5 ,819 4,263 3,614 3,290 2,966 11,069 9,084 Tangible Common Equity, Net of Tax (non-GAAP) $ 1,489,306 $ 1 ,552,291 $ 1,597,642 $ 1,663,267 $ 1,718,706 $ 1,834,042 $ 1 ,853,978 Common Shares Outstanding 5 9,424,122 57,974,535 5 7,272,433 57,192,497 56,951,939 62,508,055 6 2,205,528 Tangible Common Equity per Share (non-GAAP) $ 25.06 $ 26.78 $ 2 7.90 $ 29.08 $ 3 0.18 $ 2 9.34 $ 2 9.80 34

Non-GAAP Financial Measures – Reconciliation RETURN ON TANGIBLE COMMON EQUITY 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 YTD Return on Tangible Common Equity (dollars in thousands) Total Average Stockholders' Equity (GAAP) $ 753,724 $ 884,664 $ 1,110,524 $ 1 ,343,861 $ 1,569,615 $ 1,825,135 $ 1,866,632 $ 1,972,445 $ 2,127,262 $ 2,222,750 Less: Average Preferred Stock (125) (125) (125) (125) (125) (125) (125) (18,875) (25,125) (25,125) Less: Average Intangible Assets, Net of Tax (215,281) (254,332) (360,005) (467,421) (499,622) (569,377) (567,512) (699,803) (736,601) (731,706) Average Tangible Common Equity, Net of Tax (non-GAAP) $ 5 38,318 $ 6 30,207 $ 7 50,394 $ 8 76,315 $ 1 ,069,868 $ 1 ,255,633 $ 1 ,298,995 $ 1,253,767 $ 1,365,536 $ 1,465,919 Net Income Available to Common Stockholders (GAAP) $ 65,384 $ 8 1,051 $ 9 6,070 $ 1 59,139 $ 1 64,460 $ 1 48,600 $ 2 05,531 $ 2 20,683 $ 221,911 $ 8 6,928 Plus: Intangible Asset Amortization, Net of Tax 1 ,720 2 ,542 3,670 5,307 4 ,736 4,730 4,540 6 ,537 6,906 2,945 Tangible Net Income (non-GAAP) $ 6 7,104 $ 8 3,593 $ 99,740 $ 164,446 $ 169,196 $ 1 53,330 $ 210,071 $ 227,220 $ 228,817 $ 8 9,873 Return on Tangible Common Equity (non-GAAP) 12.47% 13.26% 13.29% 18.77% 15.81% 12.21% 16.17% 18.12% 16.76% 12.26% 4Q24 2024 2Q25 2025 YTD 3Q25 4Q25 2025 1Q26 2Q26 2Q26 YTD Return on Tangible Common Equity (dollars in thousands) Total Average Stockholders' Equity (GAAP) $ 2 ,312,270 $ 2,252,491 $ 2 ,340,010 $ 2,340,440 $ 2 ,367,971 $ 2 ,452,005 $ 2 ,375,500 $ 2,655,756 $ 2,702,249 $ 2 ,679,131 Less: Average Preferred Stock (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) (25,125) Less: Average Intangible Assets, Net of Tax (728,218) (730,295) (725,813) (726,362) (724,619) (723,466) (725,193) (784,490) (813,608) (799,129) Average Tangible Common Equity, Net of Tax (non-GAAP) $ 1 ,558,927 $ 1 ,497,071 $ 1,589,072 $ 1,588,953 $ 1,618,227 $ 1 ,703,414 $ 1 ,625,182 $ 1,846,141 $ 1,863,516 $ 1 ,854,877 Net Income Available to Common Stockholders (GAAP) $ 6 3,880 $ 199,527 $ 5 6,363 $ 1 11,233 $ 5 6,297 $ 5 6,596 $ 2 24,126 $ 2 7,687 $ 4 3,511 $ 7 1,198 Plus: Intangible Asset Amortization, Net of Tax 1 ,399 5,744 1 ,188 2,394 1 ,185 1,183 4,762 1,819 2,137 3,956 Tangible Net Income (non-GAAP) $ 65,279 $ 2 05,271 $ 5 7,551 $ 113,627 $ 5 7,482 $ 5 7,779 $ 2 28,888 $ 29,506 $ 45,648 $ 75,154 Return on Tangible Common Equity (non-GAAP) 16.75% 13.71% 14.49% 14.30% 14.21% 13.57% 14.08% 6.39% 9.80% 8.10% 35

Non-GAAP Financial Measures – Reconciliation ADJUSTED RETURNS ON AVERAGE ASSETS, AVERAGE STOCKHOLDERS' EQUITY, AND TANGIBLE COMMON EQUITY 1Q26 2Q26 6/30/26 YTD Return on Average Assets (GAAP) Reported (GAAP) 0.55% 0.83% 0.69% Effect of net loss on mortgage loans reclassified to held for sale 0.59% 0.00% 0.29% Effect of acquisition-related expenses 0.33% 0.07% 0.20% Effect of tax on adjustments (0.22%) (0.02%) (0.12%) Adjusted Return on Average Assets (non-GAAP) 1.25% 0.88% 1.06% Return on Average Stockholders' Equity (GAAP) Reported (GAAP) 4.17% 6.44% 5.32% Effect of net loss on mortgage loans reclassified to held for sale 4.48% 0.00% 2.22% Effect of acquisition-related expenses 2.56% 0.57% 1.55% Effect of tax on adjustments (1.70%) (0.14%) (0.91%) Adjusted Return on Average Stockholders' Equity (non-GAAP) 9.51% 6.87% 8.18% Return on Tangible Common Equity (GAAP) Reported (non-GAAP) 6.39% 9.80% 8.10% Effect of net loss on mortgage loans reclassified to held for sale 6.45% 0.00% 3.21% Effect of acquisition-related expenses 3.68% 0.83% 2.24% Effect of tax on adjustments (2.45%) (0.21%) (1.32%) Adjusted Return on Tangible Common Equity (non-GAAP) 14.07% 10.42% 12.23% 36

Pro Forma Capital Ratios 2Q26 2Q26 Actual Pro Forma¹ Capital Ratios TCE / TA 9.0% 9.0% Leverage Ratio 9.8% 9.8% CET1 Ratio 11.2% 11.2% Tier 1 Ratio 11.3% 11.3% Total RBC Ratio 13.0% 13.5% Double Leverage² 101.5% 105.2% CRE / Bank-Level Total RBC 181.1% 173.5% 1 Reflects the issuance of $100 million aggregate principal amount of subordinated notes; for illustrative purposes, assumes 100% of capital pushed to bank for pay-down of high-cost liabilities, no impact to tangible assets or risk-weighted assets 2 Defined as ‘Equity in Investment Subs’ divided by ‘Parent Total Equity’ 37

Interest Coverage For the Twelve Months Ended Dec. 31, LTM as of Offering Pro Forma for Adjustments¹ ($ in thousands) 2024 2025 2Q26 Debt Raise Total Deposit Interest Expense $386,127 $344,279 $349,838 $349,838 Other Borrowing Expense 40,765 44,500 49,136 7,000 56,136 Total Interest Expense $426,892 $388,779 $398,974 $7,000 $405,974 Interest Coverage Pre-Tax Income $231,728 $259,114 $205,616 ($7,000) $198,616 Interest Coverage (including deposit expense) 1.54x 1.67x 1.52x 1.49x Interest Coverage (excluding deposit expense) 6.68x 6.82x 5.18x 4.54x 1 Reflects the issuance of $100 million aggregate principal amount of subordinated notes bearing an illustrative fixed interest rate of 7.00% per annum 38